                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                                 AMENDMENT NO. 1



        Current Report Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                Date of Report (June 22, 2000) September 5, 2000





                             SCHOLASTIC CORPORATION
             (Exact name of registrant as specified in its charter)

                                     0-19860
                             Commission File Number

      DELAWARE                                                13-3385513
     (State or other jurisdiction of          (IRS Employer Identification No.)
       incorporation or organization)

      555 BROADWAY, NEW YORK, NEW YORK                         10012
      (Address of principal executive offices)                (Zip Code)


        Registrant's telephone number, including area code (212) 343-6100

SCHOLASTIC CORPORATION
CURRENT REPORT ON FORM 8-K/A, DATED SEPTEMBER 5, 2000
------------------------------------------------------------------------------


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

(A) CONSOLIDATED FINANCIAL STATEMENTS OF GROLIER INCORPORATED.

                                                                                PAGE(S)

           Report of Independent Public Accountants                             F-1
           Consolidated Statements of Operations and Accumulated Deficit
             for the years ended December 31, 1999, 1998 and 1997               F-2
           Consolidated Statements of Comprehensive Income for the years ended
             December 31, 1999, 1998 and 1997                                   F-3
           Consolidated Balance Sheets as of December 31, 1999 and 1998         F-4 to F-5
           Consolidated Statements of Cash Flows for the years ended
             December 31, 1999, 1998 and 1997                                   F-6
           Notes to Consolidated Financial Statements December 31, 1999,
             1998 and 1997                                                      F-7 to F-20

(B) UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF GROLIER INCORPORATED.

                                                                                PAGE(S)

           Unaudited Condensed Consolidated Statements of Operations and
             Accumulated Deficit for the period from January 1, 2000 to
             June 22, 2000 and for the six months ended June 30, 1999           F-21
           Unaudited Condensed Consolidated Statements of Comprehensive Income
             for the period from January 1, 2000 to June 22, 2000 and for the
             six months ended June 30, 1999                                     F-22
           Unaudited Condensed Consolidated Balance Sheet as of June 22, 2000   F-23 to F-24
           Unaudited Condensed Consolidated Statements of Cash Flows for the
             period from January 1, 2000 to June 22, 2000 and for the
             six months ended June 30, 1999                                     F-25
           Notes to Unaudited Condensed Consolidated Financial Statements
             June 22, 2000 and June 30, 1999                                    F-26

(C) UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
    INFORMATION OF SCHOLASTIC CORPORATION.

                                                                                PAGE(S)

           Unaudited Pro Forma Condensed Consolidated Statement of Income
             for the year ended May 31, 2000                                    F-28
           Unaudited Pro Forma Condensed Consolidated Balance Sheet
             as of May 31, 2000                                                 F-29 to F-30
           Notes to Unaudited Pro Forma Condensed Consolidated
             Financial Statements                                               F-31 to F-32


(D) EXHIBITS.

Exhibit No.                   Description

2.1 Stock Purchase Agreement, dated April 13, 2000, among Scholastic Inc., a New York corporation, Hachette Book Group USA, Inc., a Delaware corporation, and Lagardere North America, Inc., a Delaware corporation and parent of Hachette (incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on July 7, 2000).

2.2 Amendment No. 1 to Stock Purchase Agreement, dated June 22, 2000, among Scholastic Inc., a New York corporation and wholly-owned subsidiary of the Registrant, Hachette Book Group USA, Inc., a Delaware corporation, and Lagardere North America, Inc., a Delaware corporation (incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on July 7, 2000).

23    Consent of Arthur Andersen LLP

SCHOLASTIC CORPORATION
CURRENT REPORT ON FORM 8-K/A, DATED SEPTEMBER 5, 2000
------------------------------------------------------------------------------

(D) EXHIBITS (continued)

99.2 Press Release, dated June 22, 2000, announcing consummation of the acquisition of Grolier Incorporated (incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on July 7,
      2000).

SCHOLASTIC CORPORATION
CURRENT REPORT ON FORM 8-K/A, DATED SEPTEMBER 5, 2000
------------------------------------------------------------------------------



                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          SCHOLASTIC CORPORATION
                                          (Registrant)






Date: September 5, 2000                   /s/ Kevin J. McEnery
                                          ------------------------------
                                          Kevin J. McEnery
                                          Executive Vice President & Chief
                                          Financial Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Grolier Incorporated:

We have audited the accompanying consolidated balance sheets of Grolier Incorporated (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and accumulated deficit, comprehensive income and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grolier Incorporated and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/S/ ARTHUR ANDERSEN LLP



New York, New York
February 4, 2000

GROLIER INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND
ACCUMULATED DEFICIT
For The Years Ended December 31,
(Amounts in thousands)


                                                         1999          1998           1997
--------------------------------------------------------------------------------------------

Net sales and other revenues                          $ 466,328      $ 449,599      $ 433,095

Costs and expenses:
   Cost of sales                                         96,981        102,182        102,232
   Selling, collection, and general expenses            339,251        319,116        303,916
   Amortization of intangible assets and goodwill        10,047          9,969         12,526
---------------------------------------------------------------------------------------------
                                                        446,279        431,267        418,674
---------------------------------------------------------------------------------------------

   Operating income                                      20,049         18,332         14,421

Other expenses (income):
   Interest, net                                          4,546          5,977          6,016
   Foreign exchange (gains) losses                         (356)            31           (932)
---------------------------------------------------------------------------------------------
                                                          4,190          6,008          5,084
---------------------------------------------------------------------------------------------

   Income before income taxes                            15,859         12,324          9,337


Provision for income taxes (Note 9)                       7,769          6,707          4,753
---------------------------------------------------------------------------------------------

   Net income                                             8,090          5,617          4,584


Accumulated deficit - beginning of the year            (149,365)      (154,982)      (159,566)

---------------------------------------------------------------------------------------------
Accumulated deficit - end of the year                 $(141,275)     $(149,365)     $(154,982)
=============================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

GROLIER INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For The Years Ended December 31,
(Amounts in thousands)


                                                1999          1998         1997
---------------------------------------------------------------------------------

Net income                                     $ 8,090      $ 5,617      $ 4,584

Other comprehensive income (loss):
  Foreign currency translation adjustments         (42)        (915)      (7,656)
---------------------------------------------------------------------------------

Comprehensive income (loss)                    $ 8,048      $ 4,702      $(3,072)
=================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

GROLIER INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As Of December  31,
(Amounts in thousands)


                                                               1999          1998
-----------------------------------------------------------------------------------
ASSETS:

Cash and cash equivalents (Note 2)                            $ 10,285     $ 14,625

Accounts receivable:
   Installment sales contracts, less unearned finance
    charges of $7,084 in 1999 and $9,476 in 1998 (Note 2)      112,302      108,558
   Trade and other (Notes 5 and 15)                            113,048       97,797
-----------------------------------------------------------------------------------
                                                               225,350      206,355
   Less allowances for doubtful accounts and returns            82,587       78,751
-----------------------------------------------------------------------------------

                                                               142,763      127,604

Note and interest receivable from affiliate (Note 15)               --       51,515

Inventories:
   Paper, cloth, and books in process                            6,888        8,469
   Finished books                                               43,712       44,560
   Collectibles, cards and other merchandise                    10,680        9,594
-----------------------------------------------------------------------------------
                                                                61,280       62,623
Prepaid promotion and other expenses (Note 2)                   53,528       55,275
-----------------------------------------------------------------------------------
    Total current assets                                       267,856      311,642

Plates and revision costs, net (Note 2)                         49,772       49,573
Property, plant, and equipment at cost less
   accumulated depreciation of $37,537 in 1999 and
   $36,871 in 1998 (Notes 2 and 13)                             23,482       23,276
Intangible assets (Note 2):
   Product rights, net                                          28,013       28,655
   Trademarks, net                                              17,743       18,372
   Customer lists, net                                           1,576        1,773
Goodwill less accumulated amortization of $68,902 in 1999
   and $63,018 in 1998 (Note 2)                                166,234      172,118
Deferred charges and other assets                                7,601        6,874
-----------------------------------------------------------------------------------

     TOTAL ASSETS                                             $562,277     $612,283
===================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE SHEETS.

GROLIER INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As Of December 31,
(Amounts in thousands)


                                                          1999           1998
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDER'S EQUITY:

LIABILITIES:
Notes payable (Note 6)                                 $  26,389      $  25,419
Notes and interest payable to affiliates (Note 15)        13,049         12,034
Long-term debt, current portion (Note 7)                      53         55,194
Accounts payable (Note 15)                                21,512         21,152
Accrued liabilities (Note 8)                              51,870         54,419
Income taxes currently payable (Note 9)                    2,090          3,109
Deferred income taxes (Note 9)                             5,216          5,176
--------------------------------------------------------------------------------

    Total current liabilities                            120,179        176,503

Long-term debt, less current portion (Note 7)             30,019         35,185
Deferred income taxes (Note 9)                            19,903         16,551
Other long-term liabilities (Notes 8 and 11)              12,088         12,004
--------------------------------------------------------------------------------

    Total liabilities                                    182,189        240,243
--------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDER'S EQUITY:
Common stock, $1.00 par value, 1,000 shares
  authorized; 100 shares issued and outstanding               --             --
Additional contributed capital                           531,200        531,200
Accumulated deficit                                     (141,275)      (149,365)
Cumulative translation adjustment                         (9,837)        (9,795)
--------------------------------------------------------------------------------
    Total stockholder's equity                           380,088        372,040
--------------------------------------------------------------------------------

     TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY        $ 562,277      $ 612,283
================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE SHEETS.

GROLIER INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Years Ended December 31,
(Amounts in thousands)


                                                                     1999         1998         1997
-----------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED FROM (USED FOR) OPERATING ACTIVITIES:
      Net income                                                 $  8,090      $  5,617      $  4,584
      Adjustments to reconcile net income to net
          cash provided from operating activities:
             Amortization of intangible assets and goodwill        10,047         9,969        12,526
             Depreciation and amortization                         15,667        15,860        15,143
             Deferred income taxes                                  5,621         4,546         3,500
-----------------------------------------------------------------------------------------------------
                                                                   39,425        35,992        35,753
      Decrease (increase) in assets and (decrease) increase
        in liabilities:
             Accounts receivable, net                             (14,859)       (7,992)          782
             Inventories                                            1,926        (2,206)       (4,694)
             Prepaid promotion and other expenses                   2,041        (3,513)       (1,979)
             Accounts payable                                         (11)         (988)       (7,507)
             Other liabilities                                     (5,689)        1,300         2,517
-----------------------------------------------------------------------------------------------------
                                                                  (16,592)      (13,399)      (10,881)
-----------------------------------------------------------------------------------------------------

          Net cash flows provided from operating activities        22,833        22,593        24,872

CASH FLOWS (USED FOR) PROVIDED FROM INVESTMENT ACTIVITIES:
      Additions to plates and revision costs                      (12,325)      (14,217)      (13,425)
      Purchases of property, plant, and equipment                  (4,814)       (3,828)       (3,173)
      Collections on Scarecrow Press notes receivable                 375           500           500
      Acquisition of Weldon                                        (3,271)           --            --
      All other transactions - net                                   (658)       (1,779)          881
-----------------------------------------------------------------------------------------------------
          Net cash flows used for investment activities           (20,693)      (19,324)      (15,217)
-----------------------------------------------------------------------------------------------------

CASH FLOWS (USED FOR) PROVIDED FROM FINANCING ACTIVITIES:
           Increase in notes payable                               2,519        16,244         6,383
           Decrease (increase) in notes receivable                51,515       (51,515)           --
           Additions to long-term debt                                 --        43,970            --
           Reductions of long-term debt                           (60,307)           --       (16,290)
-----------------------------------------------------------------------------------------------------
           Net cash flows (used for) provided from financing       (6,273)        8,699        (9,907)
             activities

Effect of exchange rate changes on cash and cash equivalents         (207)          198          (454)
-----------------------------------------------------------------------------------------------------

      (Decrease) increase in cash and cash equivalents             (4,340)       12,166          (706)

Cash and cash equivalents, beginning of the year                   14,625         2,459         3,165
-----------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of the year                       $ 10,285      $ 14,625      $  2,459
=====================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

1. NATURE OF OPERATIONS
   Grolier Incorporated and its domestic and foreign subsidiaries ("Grolier" or the "Company") is a worldwide publisher and marketer of children's books, encyclopedias, print and electronic reference sets, educational materials, and collectibles. The Company markets its products in the United States, Canada, the United Kingdom and in eight countries in the Asia Pacific region, including Australia. Direct marketing operations in the United States, Canada, and United Kingdom are the primary source of the Company's revenues. Another significant portion of the Company's revenues is provided from the sale of books to school and public libraries through specialized sales forces predominantly in the United States and United Kingdom. In addition, the Company's electronic publishing products are sold through dealers and distributors and directly to school and public libraries and consumers.

   The carrying amount of total assets in the Asia Pacific region was $31,101,000 and $31,762,000 as of December 31, 1999 and 1998, respectively.
   These operations borrow funds in their local currency providing a natural hedge against the effect of foreign exchange fluctuations on existing assets.


2. ACCOUNTING POLICIES
   The accompanying consolidated financial statements represent a consolidation of the accounts of Grolier, an indirect wholly owned subsidiary of Lagardere North America, Inc. ("LNA"), whose ultimate parent is Lagardere S.C.A. (the "Parent"). All intercompany transactions have been eliminated.

   The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions by management. As a result, reported amounts of assets, liabilities, revenues, and expenses, as well as disclosures of contingent assets and liabilities, may differ from actual results.

   Revenues are recognized upon shipment of merchandise. When revenue is recognized, an allowance is established for expected future returns based on historical sales and sales returns.

   Installment sales contracts receivable due after one year are included in current assets in accordance with recognized trade practice. The portion of the December 31, 1999 balance that will not be collected during 2000 is estimated at 21.1 percent or $25,182,000 (32.9 percent or $38,878,000 in 1998). Based on its collection and return experience on installment sales contracts and trade receivables, the Company has provided an allowance for estimated losses by charges to results of operations.

   Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

   Prepaid promotion and other expenses include costs of direct mail, telephone, and other similar promotions which will be amortized over the projected sales response during the next year. At December 31, 1999 and 1998, $43,826,000 and $46,275,000, respectively, of deferred circularizing and advertising costs were reported as assets. Circularizing and advertising expenses charged to the results of operations were $117,298,000, $110,216,000 and $95,209,000 in
   1999, 1998 and 1997, respectively.

   Plate costs, which include editorial costs and costs of major revisions of publications, are deferred until publication date and are charged to results of operations over the estimated lives of the publications. These estimated lives range from 2 to 20 years depending on the type and class of publication.

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

   Property, plant, and equipment are stated at cost and are depreciated using the straight-line method over either the estimated useful lives of the related assets or, for capital leases, the terms of the related leases. The estimated useful lives of major categories of assets are as follows:

   Buildings                                  31.5 years
   Building and leasehold improvements        10   years
   Machinery and equipment                    5-10 years
   Furniture and fixtures                     5    years
   Automobiles and trucks                     3-4  years
   Computer hardware                          3    years

   Capital expenditures with an estimated useful life less than one year or for insignificant amounts are charged to expense as acquired. The effect of this policy on the Company's balance sheet and operating results is not significant.

   Product rights, trademarks, and customer lists are stated net of accumulated amortization of $115,547,000 and $111,742,000 as of December 31, 1999 and 1998, respectively. These intangibles are being amortized over their respective estimated lives which range from 10 to 40 years. Goodwill of $235,136,000 is being amortized on a straight-line basis over forty years. In evaluating the value and future benefit of these assets, the recoverability from operating income is measured. Under this approach, the estimated future undiscounted cash flows associated with these assets is compared to the asset's carrying value to determine if a reduction is required. No such reduction in carrying value has been recorded.

   The Company uses forward contracts and options to hedge the risk of changes in foreign currency rates associated with obligations denominated in foreign currency. Gains and losses on the forward contracts and options are recognized in the results of operations and offset the foreign exchange gains and losses on the related transaction. (See Note 14).

   The Company has an Incentive Compensation Plan which provides awards to designated managers of the Company for current and long term performance. Awards, based primarily on a manager's unit performance and partially on total company performance, are charged to operations as earned. Awards related to current performance are paid shortly after the conclusion of the measurement period. Awards related to long term performance are deferred, then paid at the end of the subsequent three years. These awards can be reduced if subsequent performance does not meet long term targets.

   Adjustments resulting from translation of assets and liabilities in foreign locations are reflected as a separate component of stockholder's equity.

   For purposes of the Consolidated Statements of Cash Flows, short-term investments which have a maturity of ninety days or less when purchased are considered cash equivalents. Supplemental cash flow information and noncash activities which impacted the Company's balance sheets, but neither provided nor used cash, and accordingly, have been excluded from the Consolidated Statements of Cash Flows are as follows (Amounts in thousands):

                                                        1999     1998     1997
                                                        ----     ----     ----
         Interest paid                                  $5,108   $6,381  $6,088
         Income taxes paid                              $2,792   $1,249  $1,833
         Capital lease obligations assumed              $    -   $  130  $   47
         Net book value of assets sold or transferred   $  365   $  230  $   82

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

   The deferred tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities have been recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using presently enacted tax rates. (See Note 9).

   The expected cost of postretirement benefits other than pensions is recognized in the financial statements over the expected employee service life. (See Note 11).


3. ACQUISITION
   On June 30, 1999, the Company acquired substantially all of the net assets and distribution rights of Weldon-By-Mail Pty. Ltd., an Australian company, for approximately $3,460,000. The purchase price of the net assets has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The purchase price, and related expenses, of the distribution rights is included in Product rights in the Consolidated Balance Sheet as of December 31, 1999, and is being amortized on a straight-line basis over 40 years.


4. SEGMENT INFORMATION
   The Company's operations are categorized in the three segments identified below. Such segment classification reflects the nature of products and services consistent with how the chief operating decision maker assesses operating performance and allocates resources.

   The Company's segments are:

   Direct Marketing includes the distribution of children's books and collectibles in the United States, Canada and United Kingdom to parents of children through telemarketing and wholesale channels.

   Publishing includes the publication and distribution of children's books, encyclopedias, print and electronic reference sets, and educational materials in the United States, Canada and United Kingdom to schools and public libraries through specialized sales forces.

   International includes the distribution of products and services by the Company's operations located in eight countries in the Asia Pacific region, including Australia.

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

The following table sets forth information for the fiscal years ended December 31, 1999, 1998 and 1997 (Amounts in thousands):


                                      U.S.        INT'L       TOTAL
                                      DIRECT     DIRECT       DIRECT         U.S.        INT'L       TOTAL
                                      MKTG       MKTG         MTKG           PUBL        PUBL        PUBL        INT'L
         1999
Net sales and other revenues         $ 272,605   $  61,002   $ 333,607   $  80,965    $  20,402   $ 101,367    $  31,354
Depreciation and amortization            1,743         353       2,096       9,085        2,395      11,480          248
Amortization of intangible assets
   and goodwill                             --          --          --          --           --          --           --
Royalty advance expense                 13,165       2,795      15,960       4,045        1,386       5,431          306
Interest expense                            --         850         850          --           97          97        1,290
Operating income/(loss)                 20,227       6,936      27,163       5,408          853       6,261        4,576
Segment assets                         145,479      49,037     194,516      85,939       17,956     103,895       30,541
Long-lived assets                        3,793         849       4,642      45,277        3,574      48,851        2,767
Expenditures for long-lived assets       2,231         631       2,862       9,811        1,756      11,567        2,645

         1998
Net sales and other revenues         $ 263,096   $  57,746   $ 320,842   $  74,842    $  23,822   $  98,664    $  30,093
Depreciation and amortization            1,922         310       2,232       9,528        2,059      11,587          224
Amortization of intangible assets
   and goodwill                             --          --          --          --           --          --           --
Royalty advance expense                 13,344       2,505      15,849       3,427          996       4,423          291
Interest expense                            --       1,123       1,123          --          160         160        1,554
Operating income/(loss)                 25,317       5,159      30,476       1,178          196       1,374        4,564
Segment assets                         130,397      36,822     167,219      86,858       18,868     105,726       34,027
Long-lived assets                        3,564         578       4,142      44,528        4,294      48,822          415
Expenditures for long-lived assets       3,431         581       4,012      10,480        2,084      12,564          130

         1997
Net sales and other revenues         $ 233,381   $  56,894   $ 290,275   $  76,349    $  25,036   $ 101,385     $ 41,435
Depreciation and amortization            1,686         173       1,859       9,866        1,494      11,360          220
Amortization of intangible assets
   and goodwill                             --          --          --          --           --          --           --
Royalty advance expense                 11,937       2,336      14,273       3,607          642       4,249          458
Interest expense                            --         443         443          --          154         154        1,623
Operating income/(loss)                 22,086       5,239      27,325      (1,549)         852        (697)       8,143
Segment assets                         112,508      31,827     144,335      88,146       20,925     109,071       34,908
Long-lived assets                        2,295         321       2,616      43,624        4,313      47,937          495
Expenditures for long-lived assets       1,662         126       1,788      10,100        2,728      12,828          285

                                    CORPORATE
                                       AND
                                      OTHER     CONSOLIDATED
         1999
Net sales and other revenues         $      --    $ 466,328
Depreciation and amortization            1,843       15,667
Amortization of intangible assets
   and goodwill                         10,047       10,047
Royalty advance expense                     --       21,697
Interest expense                         2,627        4,864
Operating income/(loss)                (17,951)      20,049
Segment assets                         233,325      562,277
Long-lived assets                      230,560      286,820
Expenditures for long-lived assets       2,402       19,476

         1998
Net sales and other revenues         $      --    $ 449,599
Depreciation and amortization            1,817       15,860
Amortization of intangible assets
   and goodwill                          9,969        9,969
Royalty advance expense                     --       20,563
Interest expense                         3,475        6,312
Operating income/(loss)                (18,082)      18,332
Segment assets                         305,311      612,283
Long-lived assets                      240,388      293,767
Expenditures for long-lived assets       1,339       18,045

         1997
Net sales and other revenues         $      --    $ 433,095
Depreciation and amortization            1,704       15,143
Amortization of intangible assets
   and goodwill                         12,526       12,526
Royalty advance expense                     --       18,980
Interest expense                         3,960        6,180
Operating income/(loss)                (20,350)      14,421
Segment assets                         255,257      543,571
Long-lived assets                      250,866      301,914
Expenditures for long-lived assets       1,697       16,598



5. NOTES RECEIVABLE
   The Company held two promissory notes related to its sale in 1995 of Scarecrow Press, Inc. which bear interest at prime plus one percent. The first note had a face value of $1,750,000, and principal and interest were receivable in quarterly installments commencing March 31, 1996 through final maturity in June 1999. The unpaid balance as of December 31, 1998 was $250,000. The second note had a face value of $250,000, and principal and interest were receivable in two installments due in September and December 1999. The installment due December 1999 was received in January 2000.

   Amounts due within one year ($125,000 and $500,000) are included in Trade and other receivables in the Consolidated Balance Sheets as of December 31, 1999 and 1998, respectively.

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

6. NOTES PAYABLE
   In April 1996, the Company entered into a letter agreement for an unsecured $5,000,000 revolving credit note with Banque Nationale de Paris. The Company may borrow US dollars or Eurodollars for loans with periods up to three months in multiples of $1,000,000. The US dollar loans bear interest at the bank's cost of funds plus margins which are mutually agreed upon on a case by case basis. Eurodollar loans bear interest at the London Inter-Bank Offered Rate (LIBOR) plus the cost of any applicable reserves and margins which are mutually agreed upon on a case by case basis. Interest is payable at the maturity of each loan. As of December 31, 1999 and 1998, there were no loans outstanding under this letter agreement. The agreement is cancelable at any time by either party. The average interest rates related to these borrowings were 5.74 percent and 6.15 percent for the years ended December 31, 1999 and 1998, respectively.

   International short-term borrowings from banks, all of which were in international currencies, averaged approximately $26,041,000 and $22,241,000 with average interest rates related to these borrowings of approximately 8.1 percent and 12.1 percent for the years ended December 31, 1999 and 1998, respectively. Unused international short-term lines of credit at December 31, 1999 amounted to $5,807,000 worldwide ($8,799,000 at December 31, 1998), substantially all of which provide for borrowings on an unsecured basis.

   The maximum amount of short-term borrowings outstanding from banks during the year ended December 31, 1999 was $27,359,000 ($26,471,000 in 1998).  (See Note 16).


7. LONG-TERM DEBT
   The Company had the following long-term indebtedness (Amounts in thousands):

                                                    1999      1998
                                                  -------  --------
          Revolving credit loans                  $30,000  $ 90,000
          Capital lease obligations (Note 12)          72       379
                                                  -------  --------
            Total debt                             30,072    90,379
            Less current portion                       53    55,194
                                                  -------  --------
          Total long-term debt                    $30,019   $35,185
                                                  =======   =======


   In July 1995, the Company executed a credit agreement (the "Credit Agreement") with six banks which provided an unsecured line of credit up to $100,000,000 through July 13, 1998; at which date the Company executed an amendment to the Credit Agreement which extended the maturity to July 12, 2001. The line of credit can be used to obtain revolving credit loans and standby and commercial letters of credit. Borrowings can be made at LIBOR plus 0.55 percent or prime at the time of borrowing. Additionally, the Company is obligated to pay a commitment fee of .1875 percent on the unused portion of the line and additional fees on the outstanding letters of credit.

   As of December 31, 1999 and 1998, the Company had one letter of credit outstanding of $1,000,000. Excluding the effects of interest rate protection agreements, the 1999 weighted average interest rate for borrowings under the Credit Agreement was 6.04 percent (6.34 percent in 1998).

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

   The Company has interest rate protection agreements which were obtained to hedge against changes in short-term interest rates. These agreements cover a portion of the revolving credit loans outstanding during 1999 and 1998. All amounts received or paid under hedged interest rate protection agreements are classified as interest expense. The all inclusive weighted average rate including the cost of these arrangements for borrowings outstanding during 1999 was 6.09 percent (6.62 percent in 1998). See Note 14 for further disclosures regarding the fair value of the agreements.

   Under the terms of the Credit Agreement, the Company is subject to covenants which limit among other things debt, liens, contingent obligations, investments, and cash dividends. The Company continues to be in compliance with such covenants. (See Note 16).


8. BUSINESS RESTRUCTURING
   In 1995, the Company substantially completed the relocation of its publishing operations from Chicago, IL to the Company's headquarters in Danbury, CT. The Company is still obligated by a noncancelable operating lease for the Chicago office space which expires in 2001. Lease payments of approximately $842,000 and $854,000 have been made in 1999 and 1998 respectively, and charged to the restructuring reserve established in 1994. Charges for the noncancelable lease obligation are partially offset by income from subleases of $418,000 and $247,000 for the years ended December 31, 1999 and 1998, respectively. As a result of an additional sublease agreement obtained in 1998, the Company allocated a portion (approximately $724,000) of its excess 1994 restructuring reserve to Selling, collection and general expenses. In 1998, the Company also allocated a portion (approximately $507,000) of its excess 1994 restructuring reserve to the reorganization of its Canadian operations in 1998 (see below). As of December 31, 1999, the remaining reserve balance is included in Accrued liabilities ($487,000) and Other long-term liabilities ($330,000). It is intended to cover the remaining noncancelable lease obligation.

   In 1999, the Company substantially completed the reorganization of its Canadian operations (initiated in 1998). In 1998, the Company allocated approximately $507,000 of its excess 1994 restructuring reserve for the relocation of its publishing operations to establish a reserve for the exit costs associated with the Canadian reorganization. Payments of approximately $359,000 and $79,000 have been made in 1999 and 1998, respectively, and charged to the reserve established in 1998. As of December 31, 1998, the remaining reserve balance of $428,000 is included in Accrued liabilities.


9. INCOME TAXES
   The Company's provisions (credits) for income taxes were as follows (Amounts in thousands):

                                                     1999      1998       1997
                                                   -------   -------    -------
           United States - deferred                $ 6,280   $ 5,437    $ 3,357
           Foreign:
                      Current                        1,823     1,961        803
                      Deferred                        (659)     (891)       143
                                                   -------   -------    -------
                                                     1,164     1,070        946
           State - current                             325       200        450
                                                   -------   -------    -------

                                                   $ 7,769   $ 6,707    $ 4,753
                                                   =======   =======    =======

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

   The provision for deferred income taxes is based on the liability method and represents the change in the Company's deferred income tax liability during the year, including the effect, if any, of enacted rate changes. Deferred income taxes arise as a result of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The major temporary differences which give rise to the net deferred tax liability are:

      Prepaid expense amortization
      Bad debt reserves
      Returns reserves
      Inventory reserves
      Inventory cost capitalization
      Fixed asset depreciation

   The Company's effective income tax rate differs from the United States federal statutory rate for the years ended December 31:


                                                             1999      1998        1997
                                                            ------    -------    -------
      Computed federal statutory rate                        35.0%     35.0%      35.0%
      State income taxes                                      0.3      (0.6)       0.3
      Foreign tax provisions                                  5.8       7.8        4.1
      Certain non-deductible expenses, principally
        amortization of intangible assets and goodwill        7.9      12.2       11.6
                                                             ----      ----       ----

      Effective tax rate                                     49.0%     54.4%      51.0%
                                                             ====      ====       ====

   The Company and LNA have entered into a joint tax sharing agreement along with other affiliates, which allocates certain federal income tax liabilities and benefits among members of the consolidated group. Future tax benefits or taxes payable (current and deferred) are recognized only to the extent that the Company could record such amounts on a separate company basis. As of December 31, 1999, there were no amounts due or receivable under the agreement.

   The Company is included in the consolidated tax return of LNA, and had, for federal income tax purposes at the end of 1998 fully utilized all of its net operating loss carryforwards which were subject to the separate return limitation year rules. In addition, the Company has no U.S. alternative minimum tax credits which can be offset against future U.S. income taxes.

   At December 31, 1999 and 1998, deferred taxes were classified in the Consolidated Balance Sheets, as follows (Amounts in thousands):

                                               1999      1998
                                             --------  --------
      Deferred tax liability                 $ 44,885  $ 42,442
      Deferred tax asset                      (19,766)  (20,715)
                                             --------  --------
      Net deferred tax liability               25,119    21,727


      Less: Current net deferred tax
              liability                         5,216     5,176
                                             --------  --------
            Noncurrent net deferred          $ 19,903  $ 16,551
              tax liability                  ========  ========

   Based on the Company's business plan, management is of the opinion that it is more likely than not that the deferred tax asset at December 31, 1999 will be realized.

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

10. PENSION COSTS
    The Company has a trusteed defined benefit pension plan which is available to substantially all U.S. employees. The Company makes contributions to the plan pursuant to Internal Revenue Service regulations. Plan assets include investments in various regulated investment companies with specific investment objectives.

    The Company's Canadian subsidiary has a pension plan which covers substantially all Canadian employees. Plan assets include marketable equity and debt securities.

    Pension expense for the U.S. plan included in selling, collection, and general expenses on the accompanying Consolidated Statements of Operations and Accumulated Deficit amounted to approximately $100,000, $14,000 and $95,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

    Special early retirement plans were offered to Canadian Plan members in 1998 and 1997. In 1998, all members affected by the closing of two divisions who were at least 40 years of age at the date of closing (December 31, 1998) were eligible to receive reduced pension benefits commencing as early as age 50 instead of age 55. In 1997, all members whose sum of their age and service was equal to at least 80 were eligible to retire during the period from October 1, 1997 to December 1, 1997 and receive special early retirement benefits. These programs did not have a material effect on the Company's results of operations.

    The following table sets forth the pension plan status as of December 31, 1999 and 1998 and amounts recognized in the Company's Consolidated Balance Sheets for the Company's U.S. and Canadian plans (Amounts in thousands):


                                                                1999                       1998
                                                       ----------------------      ---------------------
                                                          U.S.         CANADA        U.S.         CANADA
                                                       --------      --------      --------     --------
    Fair value of plan assets                          $ 65,107      $  8,581      $ 57,578     $  7,431
                                                       --------      --------      --------     --------
    Projected benefit obligation (Including vested
        benefits of $44,834 and $5,711 for the
        U.S. and Canadian plans, respectively, in
        1999 $47,998 and $5,089 in 1998)                (51,695)       (5,937)      (55,611)      (5,645)
                                                       --------      --------      --------     --------
    Funded status                                      $ 13,412      $  2,644      $  1,967     $  1,786
                                                       ========      ========      ========     ========

    Prepaid pension cost                               $  1,370      $  2,708      $  1,470     $  2,537
    Employer contributions                             $     --      $     --      $     --     $     --
    Plan participant contributions                     $     --      $     --      $     --     $     --
    Benefits paid by plan                              $  3,501      $  1,205      $  3,583     $    892


   The above table assumes an expected long-term rate of return on plan assets of 10 percent for the U.S. plan and 9 percent for the Canadian plan in both years. An assumed compensation increase of 4.5 percent was used for both plans in 1999 and 1998. The discount rate used in determining the actuarial present value of accumulated plan benefits was 8 percent for the U.S. plan and 7.25 percent for the Canadian plan for the year ended December 31, 1999 (7 percent for the U.S. plan and 7.25 percent for the Canadian plan in 1998).

   The Company also sponsors a defined contribution 401(k) plan which covers substantially all eligible employees of the Company's domestic subsidiaries. The Company's expense amounted to approximately $306,000, $275,000 and $250,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
    The Company sponsors a defined benefit postretirement health care plan that covers substantially all full-time U.S. employees.
    The plan pays stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants become eligible for the benefits if they retire from the Company having attained age 55 with 10 years of service, or attaining age 65. Employees who retire at age 65 or later or after age 55 with 25 years of service receive coverage at no cost. Employees who retire early with less than 25 years of service pay a small monthly premium until age 65. Retirees can elect to cover dependents provided they agree to contribute monthly premiums determined annually. The Company does not fund the plan.

    The following table reconciles the plan's accumulated postretirement benefit obligation to the accrued postretirement health care cost liabilit as reflected on the Consolidated Balance Sheets as of December 31, 1999 and 1998 (Amounts in thousands):

                                                           1999            1998
                                                        -------         -------
       Actuarial present value of accumulated
        postretirement benefit obligation:
          Retirees                                       $ 1,918        $ 1,382
          Fully eligible active participants                 100             80
          Other active participants                          647            685
                                                         -------        -------
                                                           2,665          2,147
      Fair value of plan assets                               --             --

      Unrecognized net (loss) gain                           (40)           362
                                                         -------        -------
      Accrued postretirement health care
        cost liability                                   $ 2,625        $ 2,509
                                                         =======        =======


   Net postretirement health care expense (benefit) amounted to approximately $298,000, $29,000 and $(50,000) for the years ended December 31, 1999, 1998 and 1997, respectively.

   For measurement purposes, a 6 percent annual rate of increase in the per capita cost of covered health care claims for all employees was assumed for 1999 (7 percent in 1998); the rate was assumed to decrease to 5 percent in 2000 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1999 by $276,000 and the aggregate of the service and interest cost components of net postretirement health care cost for the year then ended by $39,000 ($216,000 and $29,000, respectively for 1998). The discount rate used in determining the accumulated postretirement benefit obligation was 8 percent as of December 31, 1999 (7 percent as of December 31, 1998).

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

12. COMMITMENTS AND CONTINGENCIES
    The Company utilizes office and warehouse space and certain equipment under operating and capital lease arrangements.

    The following table summarizes the Company's future obligations under these leases at December 31, 1999 (Amounts in thousands):

                                                  Capital   Operating  Sublease
                                                   Leases    Leases     Income
                                                   ------    ------     ------
      2000                                         $   53    $1,903     $  424
      2001                                             28     1,214        298
      2002                                             --       458         --
      2003                                             --       274         --
      2004                                             --       137         --
      2005 and thereafter                              --       464         --
                                                   ------    ------     ------
      Total minimum lease payments                     81    $4,450     $  722
                                                             ======     ======
      Less amount representing interest                 9
                                                   ------

      Present value of minimum lease payments      $   72
                                                   ======

    Rent expense for operating leases amounted to $2,571,000, $2,611,000 and $2,675,000 in 1999, 1998 and 1997. The Company had income from a sublease of office space, net of related expenses, of $418,000, $247,000 and $86,000 in 1999, 1998 and 1997, respectively.

    The Company is party to a management services contract with an Indonesian company. As part of the relationship, the Company guarantees a $1,000,000 line of credit. At December 31, 1999 and 1998, the amount outstanding on the line was $592,000 and $302,000, respectively.

    Certain states have enacted laws purporting to require out-of-state retailers to collect and remit taxes on sales into those states and the Company has received assessments under certain of these statutes, which are being vigorously protested. The U.S. Supreme Court has held that imposition by the state of a use tax on an out-of-state company which solicits customers in a state through the mail, and is not otherwise physically present in a state, imposes an unconstitutional burden on interstate commerce. However, the issue of whether or not a direct marketer may properly be subject to state tax, should other circumstances be present, has not been fully resolved. Action on these assessments is presently dormant. The Company believes that the ultimate outcome of this matter will not have a materially adverse effect on its financial position or results of operations.

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

   The Company has loss contingencies with respect to various litigation, taxes in certain foreign locations, and other matters, the ultimate resolution of which management believes will not be material to the Company's financial position or results of operations.


13.PROPERTY, PLANT, AND EQUIPMENT
   Net property, plant, and equipment at December 31, 1999 and 1998 consisted of the following (Amounts in thousands):

                                                 1999      1998
                                               ------    ------
      Land                                    $ 2,904   $ 2,904
      Buildings and improvements               21,460    21,187
      Computer hardware                        14,409    12,567
      Computer system applications              9,018    10,930
      Leasehold improvements                    1,859     1,615
      Machinery and equipment                   5,364     5,048
      Furniture and fixtures                    4,703     4,786
      Automobiles and trucks                    1,302     1,110
                                              -------    ------
                                               61,019    60,147
      Less accumulated depreciation            37,537    36,871
                                              -------    ------

      Net property, plant and equipment       $23,482   $23,276
                                              =======   =======

   The Company leases certain computer hardware and automobiles which are classified as capital leases. The lease terms range from 1 to 5 years. The leases have purchase options at the end of the lease term. Leased capital assets included in property, plant, and equipment at December 31, 1999 and 1998 are as follows (Amounts in thousands):

                                                1999      1998
                                               ------   -------
      Computer hardware                        $  111   $   645
      Automobiles                                  47        58
                                               ------   -------
                                                  158       703
      Accumulated depreciation                     79       403
                                               ------   -------

                                               $   79   $   300
                                               ======   =======


14.FINANCIAL INSTRUMENTS
   The Company uses interest rate protection agreements (options and swaps) to hedge against fluctuations in the variable interest rates associated with borrowings under its credit agreements. Approximately $56,000 and $120,000 of losses and $14,000 of gains were recognized on options and swaps and are included in net interest expense in the Consolidated Statements of Operations and Accumulated Deficit for the years ended December 31, 1999, 1998 and 1997, respectively.

   There were no interest rate options or swaps outstanding as of December 31, 1999.

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

   Foreign subsidiaries of the Company purchase foreign currency contracts and options from major financial institutions to hedge U.S. dollar purchases of inventory. All foreign currency contracts and options settle within one year. Gains and losses are recognized at settlement.

   A summary of the forward contracts in place at December 31 is as follows (Amounts in thousands):


                                             1999                      1998                         1997
                                 --------------------------- --------------------------- ----------------------------

                                    Fair        Contract        Fair        Contract        Fair       Contract
                                   Value         Amount        Value         Amount        Value        Amount
                                 ----------- --------------- ----------- --------------- ----------- ----------------
        Buy currency              $ 7,057       $ 7,000         $ 9,680      $ 10,000      $ 8,299      $ 8,400
        Contract duration                      1/00-12/00                  1/99-10/99                  1/98-12/98


   The fair value of foreign currency contracts is estimated by obtaining quotes from brokers. The carrying amounts of all other financial instruments included in the accompanying consolidated financial statements approximates fair market value.


15.RELATED PARTY TRANSACTIONS
   The Company both purchases and sells certain merchandise and services with, pays loans to and receives loans from LNA and affiliates. All transactions with LNA and affiliates are conducted at arm's length.

   The following intercompany demand notes receivable and payable, including accrued interest, are reflected in the Consolidated Balance Sheets at December 31, 1999 and 1998 (Amounts in thousands):

                                                 1999        1998
                                               --------   ---------
         NOTE RECEIVABLE:
         ---------------
         LNA, interest at 6.28%                $      -   $ 51,515

         NOTES PAYABLE:
         -------------
         LNA, interest at 5.7%                 $ 13,049   $   9,033
         MCN SAT US, interest at 5.26%                -       3,001
                                               --------   ---------
                                               $ 13,049   $  12,034
                                               ========   =========

      The following intercompany balances are reflected in the Consolidated Balance Sheets and are included in Accounts Receivable and Accounts Payable at December 31, 1999 and 1998 (Amounts in thousands):

                                                 1999       1998
                                                ------    ------
         RECEIVABLES:
         -----------
         LNA                                    $   35    $   23
         Grolier Interactive Europe                  3         3
         Grolier Interactive UK                      -       217
         Livre de Paris                             21         1
         Hachette Edition                            -        30
         Matra Hachette General                    157       166
         Matra Transit                               2         -
         Hachette Livre                              -        14
                                                ------    ------
                                                $  218    $  454
                                                ======    ======

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

                                        1999     1998
                                       -----    ------
      PAYABLES:
      --------
      LNA                              $  44    $   44
      Grolier Interactive Europe           1         6
      Grolier Interactive UK              58       123
      Livre de Paris                      50        47
      Hachette Filipachi Grolier          55        76
      Matra Transit                        -       599
      Groupe Salvat                        -        13
                                       -----    ------
                                       $ 208    $  908
                                       =====    ======

   The following intercompany activity is reflected in the Consolidated Statements Of Operations and Accumulated Deficit (Amounts in thousands):


                                       1999     1998      1997
                                       ----     -----     -----
      REVENUES:
      --------
      LNA                              $ 48     $  47     $  46
      Grolier Interactive UK             14        74       288
      Livre de Paris                     24         5        19
      Hachette Edition                    -       100       142
      Matra Hachette General              -        66        91
      Hachette Livre                      -        14         -
      Groupe Salvat                       -        23        49
      Grolier Interactive Europe          -         -         5
      Grolier Hachette
        International                     -         -        44
      Hachette Filipachi Grolier          -         -         6
                                       ----     -----     -----
                                       $ 86     $ 329     $ 690
                                       ====     =====     =====




                                       1999      1998      1997
                                       ----     -----     -----


      EXPENSES:
      --------
      LNA                           $   176   $   176   $   176
      Grolier Interactive UK             40         -       179
      Livre de Paris                     88       130       110
      Matra Hachette General          2,182     2,172     2,079
      Hachette Filipachi Grolier          1        54        26
      Groupe Salvat                      55       366       328
      Grolier Interactive Europe          -         -         2
                                    -------   -------   -------
                                    $ 2,542   $ 2,898   $ 2,900
                                    =======   =======   =======

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997


   In July 1998, the Company consummated the simultaneous purchase of a Canadian division of an affiliate of LNA and sale of such division to an unrelated third party. Since this was a related party transaction, no gain or loss was recognized in the accompanying financial statements. Available Canadian net operating loss carryforwards and current year operating losses sheltered the gain from this transaction from any tax liability


16.SUBSEQUENT EVENT (UNAUDITED)
   On June 22, 2000, pursuant to a Stock Purchase Agreement dated as of April 13, 2000 and as amended, Scholastic Inc., a wholly-owned subsidiary of Scholastic Corporation ("Scholastic") acquired all of the issued and outstanding capital stock of Grolier for $400,000,000 in cash. No Grolier debt, as discussed in Notes 6 and 7, was assumed by Scholastic in connection with the acquisition.

GROLIER INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND ACCUMULATED DEFICIT
For The Period From January 1, 2000 To
June 22, 2000 And For The Six Months Ended
June 30, 1999
(Amounts in thousands)

                                                  Period From     For The Six
                                              January 1, 2000    Months Ended
                                             To June 22, 2000   June 30, 1999
------------------------------------------------------------------------------
Net sales and other revenues                    $ 200,253           $ 216,966

Costs and expenses:
   Cost of sales                                   48,980              48,637
   Selling, collection, and general
     expenses                                     152,320             161,235
   Amortization of intangible assets and
     goodwill                                       5,013               5,005
------------------------------------------------------------------------------
                                                  206,313             214,877
------------------------------------------------------------------------------

   Operating income (loss)                         (6,060)              2,089

Other expenses (income):
   Interest, net                                    2,099               2,326
   Foreign exchange (gains) losses                   (658)               (642)
   Gain on sale of WPG                             (5,035)                 --
------------------------------------------------------------------------------
                                                   (3,594)              1,684
------------------------------------------------------------------------------

   Income (loss) before income taxes               (2,466)                405


Provision for income taxes                         (3,399)                922
------------------------------------------------------------------------------

   Net income (loss)                                  933                (517)


Accumulated deficit - beginning of the              (141,275)        (149,365)
period

------------------------------------------------------------------------------
Accumulated deficit - end of the period         $    140,342       $ (149,882)
===============================================================================

THE ACCOMPANYING NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE UNAUDITED CONDENSED CONSOLIDATED STATEMENTS.

GROLIER INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE
INCOME
For The Period From January 1, 2000 To
June 22, 2000 And For The Six Months Ended
June 30, 1999
(Amounts in thousands)

                                                  Period From     For The Six
                                              January 1, 2000    Months Ended
                                             To June 22, 2000   June 30, 1999
------------------------------------------------------------------------------
Net income (loss)                                $    933            $ (517)

Other comprehensive income (loss):
  Foreign currency translation adjustments         (1,772)              (35)
-----------------------------------------------------------------------------

Comprehensive income (loss)                      $   (839)           $ (552)
=============================================================================

THE ACCOMPANYING NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE UNAUDITED CONDENSED CONSOLIDATED STATEMENTS.

GROLIER INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
As Of June 22, 2000
(Amounts in thousands)

                                                       June 22, 2000
--------------------------------------------------------------------
ASSETS:

Cash and cash equivalents                                $  5,552

Accounts receivable:
   Installment sales contracts, less unearned
     finance charges                                       97,151
   Trade and other                                         86,865
--------------------------------------------------------------------
                                                          184,016
   Less allowances for doubtful accounts and
     returns                                               76,033
--------------------------------------------------------------------
                                                          107,983


Note and interest receivable from affiliate                    18

Inventories:
   Paper, cloth, and books in process                       6,347
   Finished books                                          40,282
   Collectibles, cards and other merchandise                9,842
--------------------------------------------------------------------
                                                           56,471
Prepaid promotion and other expenses                       51,845
--------------------------------------------------------------------
    Total current assets                                  221,869

Plates and revision costs, net                             48,358
Property, plant, and equipment at cost less
   accumulated depreciation                                23,784
Intangible assets:
   Product rights, net                                     26,611
   Trademarks, net                                         17,429
   Customer lists, net                                      1,478
Goodwill less accumulated amortization                    163,292
Deferred charges and other assets                           7,486
--------------------------------------------------------------------

     TOTAL ASSETS                                        $510,307
====================================================================


THE ACCOMPANYING NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET.

GROLIER INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
As Of June 22, 2000
(Amounts in thousands)

                                                        June 22, 2000
---------------------------------------------------------------------
LIABILITIES AND STOCKHOLDER'S EQUITY:

LIABILITIES:
Notes payable                                            $  8,243
Notes and interest payable to affiliates                   13,000
Long-term debt, current portion                                40
Accounts payable                                           20,151
Accrued liabilities                                        43,847
Income taxes currently payable                              1,899
Deferred income taxes                                       3,238
---------------------------------------------------------------------

    Total current liabilities                              90,418

Long-term debt, less current portion                       30,994
Deferred income taxes                                      17,771
Other long-term liabilities                                 4,218
---------------------------------------------------------------------

    Total liabilities                                     143,401
---------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
Common stock, $1.00 par value, 1,000 shares
  authorized; 100 shares issued and outstanding                --
Additional contributed capital                            518,857
Accumulated deficit                                      (140,342)
Cumulative translation adjustment                         (11,609)
---------------------------------------------------------------------
    Total stockholder's equity                            366,906
---------------------------------------------------------------------

     TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY          $510,307
=====================================================================

THE ACCOMPANYING NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET.

GROLIER INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Period From January 1, 2000 To June 22, 2000 And For The Six Months Ended June 30, 1999
(Amounts In Thousands)

                                                               Period From   For The Six
                                                           January 1, 2000   Months Ended
                                                          To June 22, 2000  June 30, 1999
-----------------------------------------------------------------------------------------
NET CASH FLOWS PROVIDED FROM OPERATING ACTIVITIES:                $ 30,874      $  9,121

CASH FLOWS (USED FOR) PROVIDED FROM INVESTMENT
ACTIVITIES:
      Additions to plates and revision costs                        (6,068)       (6,527)
      Purchases of property, plant, and equipment                   (2,917)       (3,232)
      Collections on Scarecrow Press notes receivable                    -           250
      Acquisition of Weldon                                              -        (2,799)
      All other transactions - net                                 (10,985)         (679)
------------------------------------------------------------------------------------------
          Net cash flows used for investment activities            (19,970)      (12,987)
------------------------------------------------------------------------------------------

CASH FLOWS (USED FOR) PROVIDED FROM FINANCING ACTIVITIES:
           Decrease in notes payable                               (16,421)       (6,073)
           Decrease (increase)  in notes receivable                      -        51,515
           Additions to long-term debt                                 975             -
           Reductions of long-term debt                                  -       (51,277)
------------------------------------------------------------------------------------------
           Net cash flows (used for) provided from financing
             activities                                            (15,446)       (5,835)


Effect of exchange rate changes on cash and cash equivalents          (191)          (58)
------------------------------------------------------------------------------------------

      (Decrease) increase in cash and cash equivalents              (4,733)       (9,759)

Cash And Cash Equivalents, Beginning Of The Period                  10,285        14,625
-----------------------------------------------------------------------------------------

Cash And Cash Equivalents, End Of The Period                       $ 5,552        $4,866
=========================================================================================


THE ACCOMPANYING NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 ARE AN INTEGRAL PART OF THESE UNAUDITED CONDENSED CONSOLIDATED STATEMENTS.

GROLIER INCORPORATED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 22, 2000 AND JUNE 30, 1999

1.       BASIS OF PRESENTATION
         The accompanying condensed consolidated financial statements represent a consolidation of the accounts of Grolier, an indirect wholly owned subsidiary of Lagardere North America, Inc. ("LNA"), whose ultimate parent is Lagardere S.C.A. (the "Parent"). All intercompany transactions have been eliminated. These financial statements have not been audited but reflect those adjustments consisting of normal recurring items which management considers necessary for a fair presentation of financial position, results of operations and cash flow. These financial statements should be read in conjunction with Grolier's audited historical consolidated financial statements included elsewhere in this document.

         The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions by management. As a result, reported amounts of assets, liabilities, revenues, and expenses, as well as disclosures of contingent assets and liabilities, may differ from actual results.


2.       CONTINGENCIES
         Certain states have enacted laws purporting to require out-of-state retailers to collect and remit taxes on sales into those states and the Company has received assessments under certain of these statutes, which are being vigorously protested. The U.S. Supreme Court has held that imposition by the state of a use tax on an out-of-state company which solicits customers in a state through the mail, and is not otherwise physically present in a state, imposes an unconstitutional burden on interstate commerce. However, the issue of whether or not a direct marketer may properly be subject to state tax, should other circumstances be present, has not been fully resolved. Action on these assessments is presently dormant. The Company believes that the ultimate outcome of this matter will not have a materially adverse effect on its financial position or results of operations.

         The Company has loss contingencies with respect to various litigation, taxes in certain foreign locations, and other matters, the ultimate resolution of which management believes will not be material to the Company's financial position or results of operations.


3.       SUBSEQUENT EVENT
         On June 22, 2000, pursuant to a Stock Purchase Agreement dated as of April 13, 2000 and as amended, Scholastic Inc., a wholly-owned subsidiary of Scholastic Corporation ("Scholastic") acquired all of the issued and outstanding capital stock of Grolier for $400,000,000 in cash. No Grolier debt was assumed by Scholastic in connection with the acquisition.

                             SCHOLASTIC CORPORATION

  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma condensed consolidated financial information for Scholastic Corporation ("Scholastic") gives effect to the acquisition of Grolier Incorporated ("Grolier") completed on June 22, 2000 for $400 million in cash using the purchase method of accounting in accordance with generally accepted accounting principles.

  The unaudited pro forma condensed consolidated financial statements are based upon the historical financial statements of the respective companies. The unaudited pro forma condensed consolidated balance sheet assumes that the acquisition took place on May 31, 2000 and combines Grolier's unaudited May 31, 2000 historical consolidated balance sheet with Scholastic's audited May 31, 2000 historical consolidated balance sheet. The unaudited pro forma condensed consolidated statement of operations for the twelve months ended May 31, 2000 assumes that the acquisition took place on June 1, 1999 and combines Scholastic's audited consolidated statement of operations for the twelve months ended May 31, 2000 with Grolier's unaudited consolidated statement of operations for the twelve months ended May 31, 2000. The unaudited pro forma condensed consolidated financial statements are based on the estimates and assumptions set forth in the notes to such statements.

  The pro forma adjustments are based on a preliminary valuation of Grolier's assets and liabilities. The final allocation of the purchase price will be determined based upon an appraisal of the fair value of Grolier's tangible and identifiable intangible assets acquired and liabilities assumed. The actual financial position and results of operations will differ, perhaps significantly from the unaudited pro forma amounts reflected because of a variety of factors, including access to additional information and changes in value not currently identified. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or results that would have been realized had the companies been a single entity during the period presented.

  These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Scholastic included in its May 31, 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 25, 2000 and Grolier's historical consolidated financial statements included elsewhere in this document.

SCHOLASTIC CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Year ended May 31, 2000
(Amounts in millions, except per share data)


                                                                   HISTORICAL
                                                  ----------------------------------------------                     Scholastic
                                                                          Grolier       Grolier     Pro Forma        Pro Forma
                                                  Scholastic   Grolier  Adjustments(1)  Adjusted   Adjustments(2)    Combined
--------------------------------------------------------------------------------------------------------------------------------

Revenues                                          $   1,402.5  $  455.5  $ (14.0)    $    441.5   $      --        $   1,844.0
Operating costs and expenses:
   Cost of goods sold                                   678.3     103.0     (7.3)          95.7         4.3  (D)         778.3
   Selling, general and administrative expenses         592.6     321.9     (6.3)         315.6        (2.5) (C)         905.7
   Other operating costs:
     Depreciation                                        19.7      13.6       --           13.6         0.2  (D)          33.5
     Goodwill and trademark amortization                  4.4      10.0       --           10.0        (1.5) (A)          12.9
     Non-recurring charges                                8.5        --       --             --          --                8.5
--------------------------------------------------------------------------------------------------------------------------------

Total operating costs and expenses                    1,303.5     448.5    (13.6)         434.9         0.5            1,738.9
--------------------------------------------------------------------------------------------------------------------------------

Operating income (loss)                                  99.0       7.0     (0.4)           6.6        (0.5)             105.1

Sale of WPGL                                               --       5.0     (5.0)            --          --                 --
Interest expense, net                                   (18.6)     (4.4)     0.3           (4.1)      (26.5) (B)         (49.2)
--------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) before income taxes                      80.4       7.6     (5.1)           2.5       (27.0)              55.9
Provision for/(benefit from) income taxes                29.0       1.1     (0.2)           0.9        (9.7) (E)          20.2
--------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                        $      51.4  $    6.5  $  (4.9)    $      1.6   $   (17.3)       $      35.7
================================================================================================================================

Earnings per Class A and Common Share:
   Basic                                          $      3.07                                                      $      2.14
   Diluted                                        $      2.96                                                      $      2.09
--------------------------------------------------------------------------------------------------------------------------------






SEE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

SCHOLASTIC CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
Balances at May 31, 2000
(Amounts in millions)


                                                                   HISTORICAL
                                                  ----------------------------------------------                     Scholastic
                                                                          Grolier       Grolier    Pro Forma         Pro Forma
                                                  Scholastic   Grolier  Adjustments(1)  Adjusted   Adjustments(2)(F) Combined
--------------------------------------------------------------------------------------------------------------------------------


ASSETS

CURRENT ASSETS:

   Cash and cash equivalents                      $    9.0    $    3.1    $ (0.1)    $      3.0    $    --       $   12.0
   Accounts receivable, net                          153.7       100.2      (0.6)          99.6       (0.8)         252.5
   Inventories                                       290.7        62.8      (1.0)          61.8       (5.3)         347.2
   Deferred taxes                                     57.2          --        --             --         --           57.2
   Prepaid and Other Current Assets                   29.1        53.5      (0.1)          53.4         --           82.5
--------------------------------------------------------------------------------------------------------------------------------
     TOTAL CURRENT ASSETS                            539.7       219.6      (1.8)         217.8       (6.1)         751.4
--------------------------------------------------------------------------------------------------------------------------------



PROPERTY, PLANT AND EQUIPMENT, NET                   176.4        24.3      (0.1)          24.2        4.2          204.8



OTHER ASSETS AND DEFERRED CHARGES:

   Prepublication costs                              116.1        47.9        --           47.9      (21.0)         143.0
   Goodwill and other intangible assets               66.4       209.7        --          209.7        3.6          279.7
   Royalty advances                                   48.7         2.8        --            2.8       (0.1)          51.4
   Production costs                                   14.2          --        --             --         --           14.2
   Other                                              21.7         4.5        --            4.5        6.1           32.3
--------------------------------------------------------------------------------------------------------------------------------
     TOTAL OTHER ASSETS AND DEFERRED CHARGES         267.1       264.9        --          264.9      (11.4)         520.6
--------------------------------------------------------------------------------------------------------------------------------

     TOTAL ASSETS                                 $  983.2    $  508.8    $ (1.9)    $    506.9    $ (13.3)     $ 1,476.8
================================================================================================================================

SEE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

SCHOLASTIC CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
BALANCES AT MAY 31, 2000
(AMOUNTS IN MILLIONS)


                                                                   HISTORICAL
                                                  ----------------------------------------------                     Scholastic
                                                                          Grolier       Grolier    Pro Forma         Pro Forma
                                                  Scholastic   Grolier  Adjustments(1)  Adjusted   Adjustments(2)(F) Combined
--------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

   Lines of credit and current portion of
      long-term debt                            $    8.7     $   21.2     $   --       $     21.2     $  (21.2)         $   8.7
   Accounts payable                                129.7         22.2       (2.1)            20.1          5.8            155.6
   Accrued royalties                                32.8          8.4         --              8.4           --             41.2
   Accrued taxes                                    23.8          2.4         --              2.4           --             26.2
   Deferred revenue                                 10.3          2.3         --              2.3           --             12.6
   Other accrued expenses                           80.5         22.6       (0.1)            22.5         (0.7)           102.3
--------------------------------------------------------------------------------------------------------------------------------
   TOTAL CURRENT LIABILITIES                       285.8         79.1       (2.2)            76.9        (16.1)           346.6
--------------------------------------------------------------------------------------------------------------------------------


NONCURRENT LIABILITIES:

   Long-term debt                                  241.1         30.1         --             30.1        369.9            641.1
   Deffered taxes                                     --         17.9         --             17.9        (15.9)             2.0
   Other noncurrent liabilities                     26.3         18.2         --             18.2         12.6 (G)         57.1
--------------------------------------------------------------------------------------------------------------------------------
     TOTAL NONCURRENT LIABILITIES                  267.4         66.2         --             66.2        366.6            700.2
--------------------------------------------------------------------------------------------------------------------------------


COMMITMENTS AND CONTINGENCIES                         --           --         --               --           --               --

STOCKHOLDERS' EQUITY:
   Preferred Stock                                    --           --         --               --           --               --
   Class A Stock                                     0.0           --         --               --           --               --
   Common Stock                                      0.2           --         --               --           --              0.2
   Additional paid-in capital                      222.7        520.0       (4.0)           516.0       (516.0)           222.7
   Accumulated other comprehensive loss            (11.1)       (12.5)       0.2            (12.3)        12.3            (11.1)
   Retained earnings                               242.8       (144.0)       4.1           (139.9)       139.9            242.8
   Less: Common Stock in treasury, at cost         (24.6)          --         --               --           --            (24.6)
--------------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                    430.0        363.5        0.3            363.8       (363.8)           430.0
--------------------------------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $  983.2     $  508.8     $ (1.9)    $      506.9     $  (13.3)     $   1,476.8
================================================================================================================================

SEE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

SCHOLASTIC CORPORATION
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
INFORMATION
(Amounts in millions, except per share data)

1. GROLIER ADJUSTMENTS

On June 22, 2000, Scholastic Corporation ("Scholastic") acquired all of the issued and outstanding capital stock of Grolier Incorporated ("Grolier"). Pursuant to the stock purchase agreement, the assets of the Franklin Watts imprint in the United Kingdom and Australia were not acquired. The Grolier Adjustments represent the elimination of the revenues, expenses, assets and liabilities related to these subsidiaries.


2. PRO FORMA ADJUSTMENTS

For purposes of determining the pro forma effect of the acquisition of Grolier on Scholastic's Condensed Consolidated Statement of Income for the year ended May 31, 2000 and the Condensed Balance Sheet as of May 31, 2000, the following adjustments have been made:

(A) Represents annual effect of the amortization of goodwill and other intangible assets of Grolier, amortized using a weighted average useful life of 25 years.

(B) Represents annual effect of the incremental interest expense on amounts borrowed by Scholastic to fund the purchase price of $400 at a weighted average interest rate of 7.65%.

(C) Represents the elimination of management fees charged to Grolier from its former parent.

(D) Represents adjustments to amortization and depreciation relating to certain acquired assets including prepaid editorial costs and building which were adjusted to their fair values. The average useful lives of these assets have been adjusted to conform with Scholastic policies.

(E) Represents the income tax benefit of the tax deductible components of items (2 A-D) above, at a tax rate of 36%.

(F) Represents adjustments to reflect the allocation of the $406 purchase price, including transaction and financing costs, to the acquired assets of Grolier based upon a preliminary allocation.

(G) Represents costs related to the acquisition, primarily consisting of severance and anticipated close-down costs.

SCHOLASTIC CORPORATION
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
INFORMATION
(Amounts in millions, except per share data)


3. EARNINGS PER SHARE

The following table sets forth the computation of the historical and pro forma basic and diluted earnings per share for the year ended, May 31, 2000:


                                                                  Scholastic
                                                    Historical    Pro Forma
                                                    Scholastic    Combined
                                                    ----------    ----------


Net income for basic earnings per share              $  51.4      $ 35.7
Dilutive effect of debentures                            3.5          --
-------------------------------------------------------------------------
Adjusted net income for diluted earnings per share   $  54.9      $ 35.7

Weighted average Class A and Common Shares
  outstanding for basic earnings per share              16.7        16.7
Dilutive effect of shares issuable pursuant to
  employee stock plans                                   0.4         0.4
Dilutive effect of Debentures                            1.5          --
Dilutive effects of Warrants                             0.0         0.0
-------------------------------------------------------------------------
Adjusted weighted average Class A and Common
  Shares for diluted earnings per share outstanding     18.6        17.1
=========================================================================

Earnings per Class A and Common Share
  Basic                                              $  3.07      $ 2.14
  Diluted                                            $  2.96      $ 2.09

SCHOLASTIC CORPORATION
CURRENT REPORT ON FORM 8-K/A, DATED SEPTEMBER 5, 2000
EXHIBIT INDEX
--------------------------------------------------------------------------------

                                                   PAGE NUMBER IN SEQUENTIALLY
EXHIBIT NUMBER           DESCRIPTION OF DOCUMENT          NUMBERED COPY
Exhibit 23               Consent of Arthur
                         Andersen LLP                          E-1